UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
______________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
AMERICAN WATER WORKS COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

American Water Works Company, Inc., a Delaware corporation (“American Water” or the “Company”), is filing the following information with the U.S. Securities and Exchange Commission (the “SEC”) as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the solicitation of proxies for American Water’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”), to be held virtually on Wednesday, May 10, 2023, at 10:00 a.m., Eastern time. On March 28, 2023, American Water filed a definitive proxy statement (the “Proxy Statement”) and a definitive form of proxy card with the SEC in connection with the 2023 Annual Meeting. The following information supplements the Proxy Statement and is being filed with the SEC and is first made available to shareholders on or about April 6, 2023.

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Additional Information on Shareholder Proposal No. 5

Disclosure of 2022 Inclusion, Diversity and Equity (“ID&E”) and ESG Data

On Thursday, April 6, 2023, American Water publicly disclosed its 2022 ID&E Summary (the “ID&E Summary”) and 2022 ESG Data Summary (the “ESG Data Summary”). The ID&E Summary highlights several significant measures used to track the Company’s progress on its ID&E journey. Investors may review the ID&E Summary and other data and information about American Water’s ID&E journey at DiversityatAW.com, the Company’s website used to update quarterly this and other ID&E-related information. The ESG Data Summary includes various 2022 metrics for American Water, including, among other things, water quality and compliance, customer affordability, ID&E and corporate governance, and is available at ir.amwater.com/sustainability. The ID&E Summary and ESG Data Summary support American Water’s continued commitment to ID&E data transparency and timely disclosure of key diversity and ESG metrics.

To support the Company’s commitment to ID&E, for 2023, the Company continues to include in its Annual Performance Plan two people-related goals: female percentage of the Company’s overall workforce and ethnic and racial percentage of the Company’s overall workforce.

Information contained on any American Water website is not a part of this supplement or the Proxy Statement, and the website references herein are not intended to be made through active hyperlinks.

California Coastal Commission Final Adopted Findings

As discussed on page 75 of the Proxy Statement, in November 2022, the California Coastal Commission approved coastal development permits for the proposed construction by our California subsidiary of a desalination plant that would form a part of the Monterey Peninsula Water Supply Project. On March 17, 2023, the California Coastal Commission issued its Final Adopted Findings in this matter, describing additional benefits to be provided to the local community by our California subsidiary as a result of this project, including (i) providing discounted water to residents of Castroville, California, a community of concern facing a diminished water supply due to decades of agricultural overuse; (ii) preparing a Public Access and Amenities Plan for improving public access, public facilities, recreational opportunities and restoration within the City of Marina, which would be funded by the agreed-to $3 million community benefit; (iii) imposing a $10 cap on monthly water rate increases for ratepayers enrolled in our California subsidiary’s Customer Assistance Program; (iv) providing $500,000 to the United Way Hardship Fund to assist customers facing water shutoffs due to nonpayment of water bills; (v) committing to increased enrollment of low-income ratepayers in both the Customer Assistance and Low-Income Ratepayer Assistance Programs; and (vi) providing to low-income ratepayers low-flow water fixtures at significantly reduced or no cost.